Exhibit 10.11
LIN TV Corp.
Summary of Director Compensation
As of March 15, 2007, our non-employee directors receive the following compensation:

Annual Cash Retainer for each non-employee directors (1)	$30,000

Additional annual cash retainers for:

Compensation committee chairman	$7,500

Nominating and corporate governance committee chairman	$7,500

Audit committee chairman	$10,000

Per Meeting Cash Fees
Board meeting attended in person	$1,500
Committee meeting attended in person	$1,000
Board meeting attended via telephone	$1,000
Committee meeting attended via telephone	$500

Initial option stock grants awarded to:
Each board member	$100,000
Chairman of the Board	$50,000
Audit committee chairman	$30,000
Audit committee member	$10,000
Nominating and corporate governance chairman	$15,000
Compensation committee chairman	$15,000

(1)	Directors may elect to receive half of their annual retainer in class A common stock.